Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
Shenzhen Shengtai Industrial Company Limited

We consent to the inclusion in Form 10 of Shengtai Power International, Inc pertaining to the Share Exchange Agreement with Happy Corporation Limited of our report dated September 30, 2008, relating to the financial statements of Shenzhen Shengtai Industrial Company Limited as of and for the years ended December 31, 2007 and 2006.

/s/ K.P. Cheng & Co.
K.P. Cheng & Co.
Certified Public Accountants

Hong Kong
October 23, 2008